                                                                      EXHIBIT 9C

                       ADMINISTRATIVE SERVICES AGREEMENT


PFL LIFE INSURANCE COMPANY (the "Insurer") and the ATLAS INSURANCE TRUST (the "Trust") mutually agree to the arrangements set forth in this Agreement (the "Agreement") dated as of ____________, 1997.

WHEREAS, the Insurer issues variable annuities (the "Policies"); and

WHEREAS, amounts invested in the Policies by policyholders are deposited in separate accounts of the Insurer which will in turn purchase shares of certain portfolios of the Trust, each of which is an investment option offered by the Policies; and

WHEREAS, the Trust expects to derive substantial savings in administrative expenses by virtue of having separate accounts of the Insurer as shareholders of record of Trust shares, rather than numerous public shareholders, and having the Insurer perform certain administrative services for the Trust (which are identified on Schedule A hereto); and

WHEREAS, neither the Insurer nor any other person has any contractual or other legal obligation to perform such administrative services for the Trust; and

WHEREAS, the Insurer desires to be compensated for providing such administrative services to the Trust; and

WHEREAS, the Trust desires that it benefit from the lower administrative expenses expected to result from the administrative services performed by the
Insurer:
NOW, THEREFORE, the parties agree as follows:

1.   ADMINISTRATION EXPENSE PAYMENTS
     -------------------------------

     (a) The Trust agrees to pay the Insurer an amount as identified and described on Schedule B hereto.

     (b) The Trust shall calculate the payment contemplated by this Section 1 at the end of each fiscal quarter and will make such payment to the Insurer, without demand or notice by the Insurer, reasonably promptly thereafter.

2.   TERM
     ----

     This Agreement shall remain in full force and effect for a period of one year from the date hereof and shall be automatically renewed thereafter for successive one-year periods, unless otherwise terminated in accordance with
     Section 4 hereof.

3.   TERMINATION
     -----------

     (a) This Agreement will be terminated upon mutual agreement of the parties hereto in writing.

     (b) Either party to this Agreement may, by notice to the other party delivered more than thirty (30) days prior to the expiration of any one-year term of this Agreement, elect to terminate this Agreement as of the end of such term.

     (c) This Agreement shall automatically terminate upon (i) the termination of the Participation Agreement between the Insurer and the ATLAS Insurance Trust, or (ii) the dissolution or bankruptcy of any party hereto, or in the event that nay party hereto is placed in receivership or rehabilitation, or in the event that the management of its affairs is assumed by any governmental, regulatory or judicial authority.

4.   AMENDMENT
     ---------

     This Agreement may be amended only upon mutual agreement of the parties hereto in writing.

5.   NOTICES
     -------

     All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered

     (a) to the Trust at 794 Davis Street, San Leandro, California, 94577, attention: Larry E. LaCasse

     (b) to the Insurer, at PFL Life Insurance Company, Financial Markets Division, 4333 Edgewood Road N.E., Cedar Rapids, Iowa, 52499-0001, attention: Division General Counsel

6.   MISCELLANEOUS
     -------------

     (a)  Successors and Assigns.  This Agreement shall be binding upon the
          ----------------------
          parties hereto and their transferees, successors and assigns. The benefits of and the right to enforce this Agreement shall accrue to the parties and their transferees, successors and assigns.

     (b)  Assignment.  Neither this Agreement nor any of the rights, obligations
          ----------
          or liabilities of either party hereto shall be assigned without the written consent of the other party.

     (c)  Intended Beneficiaries.  Nothing in this Agreement shall be construed
          ----------------------
          to give any person or entity other than the parties hereto any legal or equitable claim, right or remedy. Rather, this Agreement is intended to be for the sole and exclusive benefit of the parties hereto.

     (d)  Counterparts.  This Agreement may be executed in counterparts, each of
          ------------
          which shall be deemed an original but all of which shall together constitute one and the same instrument.

     (e)  Applicable Law.  This Agreement shall be interpreted, construed, and
          --------------
          enforced in accordance with the laws of the State of Delaware, without reference to the conflict of law thereof.

     (f)  Severability.  If any portion of this Agreement shall be found to be
          ------------
          invalid or unenforceable by a court or tribunal or regulatory agency or competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been inserted.

     (g)  Arbitration.  Any and all disputes arising under this agreement shall
          -----------
          be settled by arbitration in the City of Cedar Rapids, Iowa, under the rules then obtaining of the American Arbitration Association, and judgment may be entered upon the award in any court of competent jurisdiction. The determination of the arbitrators shall be final and binding on all parties. The costs of arbitration shall be equally borne by the Insurer and Atlas provided, however, that the arbitrators may assess one party more heavily than the other for these costs upon a finding that the party did not make a good faith effort to settle the dispute informally when it first arose.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


PFL LIFE INSURANCE COMPANY      ATLAS INSURANCE TRUST, on behalf
                                of its separate series

By:                             By:
     -----------------------        ------------------------------

Name:  William L Busler         Name:
     -----------------------        ------------------------------

Title:  President               Title:
     -----------------------        ------------------------------

                                   SCHEDULE A
                     ADMINISTRATIVE SERVICES FOR THE TRUST

MAINTENANCE OF BOOKS AND RECORDS

 .    Maintaining an inventory of share purchases to assist transfer agent in recording issuance of shares.

 .    Performing miscellaneous account services to assist transfer agent in recording transfers of shares (via net purchase orders).

 .    Reconciliation and balancing of the separate account at the Trust level in the general ledger and reconciliation of cash accounts at general account.

PURCHASE ORDERS

 .    Determination of net amount of cash flow into Trust.

 .    Reconciliation and deposit of receipts at Trust and confirmation thereof.

REDEMPTION ORDERS

 .    Determination of net amount required for redemptions by Trust.

 .    Notification of Trust of cash required to meet payments.

REPORTS

 .    Periodic information reporting to the Trust as mutually agreed between the
     Insurer and the Trust.

TRUST-RELATED CONTRACT OWNER SERVICES

 .    Telephonic support for contract owners with respect to inquiries about the
     Trust (not including information about performance or related to sales.)

OTHER ADMINISTRATIVE SUPPORT

 .    Sub-Accounting services.

 .    Providing other administrative support to the Trust as mutually agreed between the Insurer and the Trust.

 .    Relieving the Trust of other usual or incidental administrative services provided to individual shareholders.

 .    Preparation of reports to certain third-party reporting services.

                                   SCHEDULE B


As of _______, 1997, the Administrative Services Agreement dated _______, 1997, by and between PFL Life Insurance Company and the Atlas Insurance Trust is applicable to the following portfolios of the Trust:

1.  Atlas Balanced Portfolio

The applicable annual fee shall be 25 basis points (0.25%) of the aggregate investments in portfolios of the Trust by PFL Variable Annuity Account A of the Insurer related to the Atlas Portfolio Builder Variable Annuity contracts as a percentage of the average daily net asset value of such investments.


                                     PFL Life Insurance Company

                                     By:
                                            -----------------------------

-----------------------------               -----------------------------
Date Signed                          Title:
                                            -----------------------------




                                     Atlas Insurance Trust

                                     By:
                                            -----------------------------

----------------------------                -----------------------------
Date Signed                          Title:
                                            -----------------------------